Golden Grain Energy

Energy for a Clean Environment

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Page 4: Norton to keynote GGE PAC dinner

OUR MISSION is to ***"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."***

Annual shutdown set for upgrades

A dozen different contractors will be involved in Golden Grain's annual maintenance projects during the June 22 to July 2 shutdown, with about 72 people brought in to complete the projects.

A list of 33 turn-around projects includes hydroblasting a number of areas in the plant to clean both outside surfaces and processing areas. Areas to be cleaned, by hydroblasting or other means, include lines in the cook system, evaporators, condensers, distillation columns, dryer and thermal oxidizer burners, piping, and more.

Crews will also replace bearings, joints, valves, filters and other key parts in systems throughout the plant. Replacing parts on a regular basis during routine shutdowns reduces the likelihood of unexpected shutdowns to replace worn out parts, which disrupt the efficient, round-the-clock operations of the plant. State inspectors will also need to give the OK on equipment and pressure valves before the plant is brought back online.

Plant shutdown is expected to begin June 22, with contractors beginning work June 23. Side One should be restarted on June 28, with Side Two restarted July 2. "We should have the entire plant lined out and running full rate by July 3," said chief operating officer Chad Kuhlers.

Rail disruptions fuel prices, complicate production

Golden Grain Energy, along with other ethanol producers around the country, continues to be challenged by unreliable rail service, which has two very different consequences.

From a financial standpoint, the continuing high ethanol prices, driven largely by difficulty getting ethanol to its intended markets, has been a key factor in Golden Grain Energy recording its two best quarters ever in the first half of the 2014 fiscal year.

"It's been a phenomenal year," said CFO Christy Marchand. "The second quarter was another record-breaker."

Profits for the quarter ended April 30, 2014, were $22.8 million or $1.15 per unit compared to $2.6 million or $0.13 per unit for the same period of 2013.

That record income came despite plant production actually being down 6 percent compared to the same time last year.

"The railroad has been short of locomotives, short of cars," said Curt Strong, commodity manager, and at times 10 days late getting cars to the plant. "We have run into full tanks and have had to slow down or shut-down occasionally."

COO Chad Kuhlers credits the plant's employees with making those transitions successfully in a plant designed to operate continuously.

"Any time the plant has to shut down and start up, it is a lot of work, and our employees have done it all safely," he said.

With record-setting profits so far this year, Golden Grain Energy has a large amount of cash reserves on hand. Chairman Dave Soveriegn said the board of directors is currently investigating possible investment options for the cash, which will keep bank deposits within FDIC limits and provide a return for GGE members.

Bank covenants limit Golden Grain to making distributions only directly following the completion of audited financial statements at the end of the fiscal year, which is Oct. 31, or with special permission from the bank. As it has already granted special permission for an additional distribution once this year, the bank will not grant permission for another distribution prior to the end of the fiscal year.

Second consecutive record-breaker

The second quarter of 2014, which ended April 30, 2014, was full of wonder as we asked ourselves if the rail performance could get any less reliable and if profit margins could maintain at the record levels we saw during the first quarter of 2014. To our astonishment, railroad service appeared to deteriorate even further while margins actually broke records set during the first quarter of 2014.

The three months ended April 30, 2014 produced profits of $22.8 million or $1.15 per unit compared to $2.6 million or $0.13 per unit for the same period of 2013. For the first six months of 2014, our profit exceeded $41.2 million or $2.07 per unit compared to only $0.04 per unit for the first six months of 2013.

Ethanol prices are nearly identical for 2014 and 2013; corn price is down 37% which has caused distiller prices to fall about 27% as compared to the first half of 2013. Due to the unreliability of rail logistics, our production is down about 13% and 6% for the three and six months ended April 30, 2014, respectively, as compared to the same periods of 2013. The influx of income has given us an opportunity to investigate options for the cash we have generated. The board of directors has developed a conservative investment policy that will attempt to maximize interest income in addition to limiting the amount of funds we have at any one institution.

The taxable income for 2013 caught many of our members by surprise and a fair number of questions have been fielded since that time regarding publication of taxable income estimates prior to December of each year. Although a large portion of GGE's taxable income is contingent on the income that is passed through to us by our investments, a good rule of thumb is to keep your eye on our quarterly income. For example, for the first quarter of 2014 we published a net income of $0.93/unit, about 33% or only one month of which falls into the 2014 tax year. In addition to that, the entire $1.15/unit for the second quarter will be part of this year's taxable income, therefore making a rough estimate of the 2014 calendar year income through April of $1.46. Again, this is only an estimate and is not meant to be reflective of actual results.

The complete 10-Q can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	April 30, 2014	Oct. 31, 2013
Current Assets	$43,942,834	$14,051,401
Total Assets	$139,001,503	$109,497,749
Current Liabilities	$17,200,118	$8,323,526
Long-term liabilities	$554,619	$3,285,499
Members Equity	$121,246,766	$97,888,724
Book Value per Unit	$6.10	$4.92

INCOME STATEMENT	Three Months Ended 4/30/2014	Three Months Ended 4/30/2013	Six Months Ended 4/30/2014	Six Months Ended 4/30/2013
Revenues	$79,555,311	$93,880,209	$152,542,836	$179,288,371
Gross Profit	$18,588,889	$2,134,266	$ 32,982,582	$1,168,711
Equity in Net Income from Investments	$4,859,654	$1,103,452	$9,700,132	$1,199,866
Net Income	$22,777,709	$2,558,407	$41,252,742	$794,650
Net Income per Unit	$1.15	$0.13	$2.07	$0.04
Distribution Paid	$0.40	$--	$0.90	$--

Update coming soon at www.goldengrainenergy.com

Golden Grain Energy is in the process of upgrading its website to make it more accessible to mobile devices. One primary reason is to make it easier for drivers who are delivering corn to the plant to access information about hours, corn unloading times, and directions. It will also include corn bids and other user-friendly information. The upgrades are expected to be complete in the next 30-60 days.

Members can also stay abreast of information about the plant, the ethanol industry, and the Biofuels Mobile Education Center trailer through Golden Grain's Facebook page.

Corn crop off to a great start

The 2014 US corn crop is off to a great start. After seeing planting delays in northern areas of the Corn Belt, the crop is making good progress. Condition ratings from the US Department of Agriculture rated the crop at 76% good/excellent, which is the second highest rated crop in the last 23 years.

Looking at the main area of the Corn Belt, ratings are in excess of 20% higher than last year's crop. Extended forecasts show little in the way of threats to crop growth at this point in the year. Taking note of the crop conditions and forecasts, traders pushed prices down about $0.60 on the Chicago Board of Trade since the early part of May.

Corn traders are anticipating major reports from the USDA June 30. Planted acres for 2014 and June 1 corn stocks will be released at 11 a.m. that day. Early indications from the trade are for slightly reduced corn acres from intentions, as some northern acres ended up going to beans this year. Traders look for June 1 corn stocks to be higher than last year's June 1 corn stocks, but in line with current trade thoughts on 2013 crop ending stocks estimates.

— Curt Strong, Commodity Manager

Summer fuel season brings changes for E15, again

Refiners force E15 to be sold to flex-fuel vehicles only through Sept. 15

JOHNSTON, IOWA – The Iowa Renewable Fuels Association (IRFA) announced earlier this month that Big Oil's fuel distribution monopoly has forced Iowa retailers to temporarily stop offering lower-cost, cleaner-burning E15 to 2001 and newer vehicles through September 15, 2014. In the meantime (from June 1 to September 15), E15 can be offered to flex-fuel vehicles (FFVs) only.

"Due to the stranglehold oil companies have on the U.S. fuel distribution system, many Iowa motorists are no longer able to benefit from locally-produced E15," stated IRFA Managing Director Lucy Norton. "If oil refiners chose to ship gasoline with the proper vapor pressure into our state, Iowa motorists could have expanded access to cleaner-burning, lower-cost E15 year-round, instead of it being temporarily restricted to only flex-fuel vehicles during the summer."

E15 is the most tested fuel in history, and was approved by the Environmental Protection Agency (EPA) for 2001 and newer light-duty vehicles. Since summertime fuel regulations went into effect on June 1, the vapor pressure of the typical gasoline sold in Iowa is no longer suitable for blending with 15 percent ethanol. Unlike E10, the EPA's approval of E15 did not include the necessary waiver to allow E15 to be sold as a registered fuel during the summer months.

To alleviate this quirk and allow Iowans to benefit from safe and economical E15, oil refiners could simply ship gasoline with the proper vapor pressure into Iowa. About one-third of all gasoline sold in the U.S. is suitable for blending with 15 percent ethanol during the summer. The IRFA and several other agriculture and biofuels organizations recently successfully advocated for the implementation of Senate File 2344 to help ease costs Iowa retailers may incur when obtaining gasoline suitable for blending with 15 percent ethanol during the summer months. S.F. 2344 enhances Iowa's E15 retailer tax credit to 10 cents from June 1 to September 15, however at all other times throughout the year it remains at 3 cents.

Iowa leads the nation with 20 registered E15 stations. A full list of registered E15 stations in Iowa is available at www. http://iowarfa.org/IowaE15Retailers.php.

Other industry notes:

The EPA is not expected to release its Renewable Volume Obligations (RVO) recommendations for 2014 until sometime in July. Industry officials anticipate litigation to prevent future changes to the RFS, particularly if changes are made this year without basis in methodology or scientific study. The petroleum industry continues to seek total repeal of the RFS, which ethanol leaders are working hard to combat.

The American Coalition for Ethanol (ACE) will be introducing a new branding strategy at its annual conference Aug. 4-6 in Minneapolis. Information about the conference and registration is available on www.ethanol.org.

The Iowa Renewable Fuels Association (IRFA) announced on June 18 that E85 can be found for up to $1.39 per gallon less than regular gasoline in wholesale markets, the largest price differential since IRFA began its Wholesale E85 Price Listing Service.

On Monday, June 16, the average price of regular 87-octane gasoline without ethanol was $3.18 per gallon at the Des Moines Terminal, according to OPIS. Meanwhile, Absolute Energy, an ethanol plant in St. Ansgar, Iowa, was selling E85 for $1.79 per gallon.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

PAC set for 10th annual banquet, golf outing Aug. 18 at Cedar Ridge

For the last 10 years, the Golden Grain Energy PAC has hosted a day for ethanol supporters to spend time together, golf, enjoy a fantastic meal and auction, and contribute to efforts to continue promoting the needs of the ethanol industry with lawmakers and leaders. You won't want to miss the opportunity to join in our 10th annual event.

The GGE PAC fundraiser will again be held at the 18-hole Cedar Ridge Golf Course at 2147 Underwood Avenue, Charles City, Iowa, with golf sign-in at 12:15 p.m. followed by shotgun start at 1 p.m. Cost is $75 for golf, cart, and dinner. Even if you are not a golfer, please plan to join in the evening activities.

The fundraiser auction and dinner include a social hour beginning at approximately 5 p.m. The prime rib will be prepared by the Frederika Locker. For those who choose to only attend the meal and auction, the cost is $25 per person.


Lucy Norton

Keynote speaker for the evening will be Lucy Norton, managing director of the Iowa Renewable Fuels Association (IRFA), the trade association representing Iowa's renewable fuels industry. She manages the association's marketing programs, which include E15, E85 and distillers grains, in addition to member services. She also assists with membership activities and communications.

Prior to joining the IRFA, Norton served as Director of Marketing for the Iowa Corn Promotion Board and Iowa Corn Growers Association where she was responsible for the programs relating to market development and value-added corn processing.

While on the Iowa Corn staff, Norton was instrumental in the formation of the Iowa Renewable Fuels Association

She has served on the Iowa Power Fund Board, the Renewable Fuels Infrastructure Board and the Advisory Committee of the Office of Renewable Fuels.

Norton is past-president of the Iowa Chapter of the National Agri-Marketing Association and has served on numerous NAMA committees.

We wish to thank all the members and friends who have contributed in the past, and hope you will be able to attend our fundraiser this year as well. In the past, the large assortment of donated auction items has helped GGE PAC raise funds to support candidates who support our ethanol industry. Past auction items include NASCAR, Cyclone, Hawkeye, and Viking tickets. Other items include homemade pies and jams and sporting apparel. Please come enjoy a day of golf and partake in the camarderie with the leaders in our ethanol industry.

With Iowa political elections taking place this fall, we will have a tremendous opportunity to educate and support candidates who support our ethanol industry.

Please RSVP golf and meal reservations by calling the Golden Grain Energy office at 641-423-8525 or email at info@ggecorn.com. You may also contact a member of the GGE PAC committee: Marion Cagley, Jerry Calease, Chris Schwarck, or Dave Sovereign.